Exhibit 99.1

PMV Pharmaceuticals Announces Updated Promising Rezatapopt Monotherapy Interim Ovarian Cancer Data From PYNNACLE Phase 2 Pivotal Trial

•	46% ORR observed among 76 evaluable patients in the ovarian cancer cohort with a median duration of response of 10.0 months

•	Recent FDA interaction supports NDA submission strategy for accelerated approval of rezatapopt for platinum-resistant/refractory ovarian cancer, with submission planned in first quarter of 2027

•	PMV plans to provide an update on all PYNNACLE Phase 2 pivotal trial cohorts at a medical conference in fourth quarter of 2026

PRINCETON, N.J., August 31, 2026 (GLOBE NEWSWIRE) — PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53, today announced updated interim ovarian cancer data from the Phase 2 pivotal portion of the PYNNACLE clinical trial. The multicenter, single-arm, registrational Phase 2 trial is assessing rezatapopt as monotherapy at a dose of 2000 mg once-daily in patients with TP53 Y220C advanced solid tumors.

Enrollment of platinum-resistant/refractory ovarian cancer patients for the primary analysis in the Phase 2 monotherapy portion of the PYNNACLE Phase 2 pivotal trial has been completed. The Company plans to provide an update on all PYNNACLE Phase 2 pivotal trial cohorts at a medical conference in the fourth quarter of 2026, including the primary analysis data from the ovarian cancer cohort.

PYNNACLE Phase 2 Ovarian Cancer Interim Data Update

The updated interim ovarian cancer data below are summarized as of a May 14, 2026 data cutoff date.

Efficacy

•	The efficacy population consisted of 76 patients enrolled as of the data cutoff date who either had ≥1 post-baseline tumor assessment or discontinued early.

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Overall response rate (ORR) of 46% (35/76 patients, including four confirmed complete responses, 29 confirmed partial responses, and two unconfirmed partial responses) per investigator assessment according to Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1.

•	The median time to response was 1.3 months and median duration of response was 10.0 months, based on confirmed responses only.

Safety

Rezatapopt continues to show a favorable and consistent safety and tolerability profile across all cohorts, with mostly Grade 1 and 2 treatment-related adverse events (AEs) observed as well as a low rate (5%) of discontinuation due to treatment-related AEs. The safety and tolerability profile of rezatapopt in the ovarian cancer cohort was similar to the overall population.

Regulatory Update

In a recent meeting with the U.S. Food and Drug Administration (FDA), the Company obtained feedback that continues to support its strategy for submitting a New Drug Application (NDA) for accelerated approval of rezatapopt in patients with platinum-resistant/refractory ovarian cancer with a TP53 Y220C mutation based on the Phase 2 portion of the PYNNACLE clinical trial. The Company anticipates submitting an NDA in the first quarter of 2027.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation and Orphan Drug Designation for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the clinical trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics, and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C, conducted across approximately 70 sites.

For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including the Company’s ability to obtain approval as a treatment option as a monotherapy, expectations regarding timing, enrollment status and success of the Phase 2 portion of the current clinical trial for rezatapopt and the timing of a filing of a New Drug Application (NDA) for platinum-resistant/refractory ovarian cancer, the expectations and timing regarding receipt and disclosures of data results from clinical trials, the adequacy of the data from clinical trials to support proof-of-concept and/or the Company’s pursuit of regulatory approval of a NDA, the benefits of FDA’s grant of Orphan Drug Designation (ODD) for rezatapopt, and the timing and expectations with respect to the Company’s projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities, including the successful filing of NDAs, and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, maintenance by the Company of ODD status and related benefits for rezatapopt, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2026, most recent Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2026, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investors Contact:

Tim Smith

Senior Vice President, Head of Corporate Development and Investor Relations

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com